Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

Overview

POWER Reit has two (2) classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common shares of beneficial interest, $0.001 par value per share (the “Common Shares”), and (ii) 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock, Liquidation Preference $25 per Share (the “Series A Preferred Stock”).

References to the “Company,” “we,” “us,” and “our” herein, unless the context otherwise indicates, refers to Power REIT, a Real Estate Investment Trust organized under the laws of the State of Maryland.

The following description of our Common Shares and Series A Preferred Stock is a summary of the detailed provisions of our Declaration of Trust (the “Declaration of Trust” or “Charter”) and By-laws governing the terms of these securities. These statements do not purport to be complete, or to give full effect to the provisions of applicable statutory and common law, and are subject to, and qualified in their entirety by reference to, the terms of our Declaration of Trust and By-Laws.

Pursuant to our Declaration of Trust, we are currently authorized to issue 100,000,000 Common Shares or such other class of shares as may be determined by the Board of Trustees. Our Board of Trustees, without any action by our shareholders, may amend our Declaration of Trust from time to time to issue securities of any type, class or series and increase or decrease the aggregate number of authorized Common Shares or other securities of any type, including without limitation any class or series of securities. Other than our Common Shares and our Series A Preferred Stock we do not currently have any other class of stock issued and outstanding.

Pursuant to our Declaration of Trust, the Board of Trustees may authorize, without approval of any shareholder, the issuance from time to time of shares of any class or series or securities or rights convertible into shares of any class or series for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a share dividend or share split).

Except as may be provided by the Board of Trustees in setting the terms of any particular securities that we may issue, no holder of shares of our stock or other securities has any preemptive right to purchase or subscribe for any additional shares of our stock or other securities.

Power to Reclassify Shares of Our Stock

Our Board of Trustees may classify any unissued shares of preferred stock, and reclassify any unissued shares of Common Shares or any previously classified but unissued shares of preferred stock, into other classes or series of stock, including one or more classes or series of stock that have priority over our Common Shares with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board is required by the Maryland General Corporation Law, and our Charter to set, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Shares and Preferred Stock

We believe that the power of our Board to amend our Charter from time to time to increase the aggregate number of authorized shares of stock and the number of shares of stock of any class or series that we have the authority to issue, to issue additional authorized but unissued shares Common Shares or preferred stock and to classify or reclassify unissued our Common Shares or preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Shares of additional classes or series of stock, as well as additional shares of Common Shares, will be available for issuance without further action by our shareholders, unless shareholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are then listed or traded.

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Restrictions on Transfer and Ownership of Stock

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our Common Shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our Charter contains restrictions on the ownership and transfer of our Common Shares and other outstanding shares of stock. The relevant sections of our Charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% in value of the aggregate of our outstanding Common Shares or more than 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock; we refer to these limitations as the “ownership limits.” On April 28, 2014, our Board of Trustees granted an exemption to Hudson Bay Partners, LP, on behalf of itself, and its affiliates, including David H. Lesser from the 9.9% ownership limit.

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% in value of the aggregate of our outstanding shares of stock or 9.9% (in value or in number of shares, whichever is more restrictive) of any class or series of our Common Shares (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.

Common Shares

General

All of our issued and outstanding Common Shares are fully paid and nonassessable.

Voting Rights

Each holder of Common Shares is entitled to one vote for each share registered in such holder’s name on our books on all matters submitted to a vote of shareholders. The holders of our Common Shares do not have cumulative voting rights. As a result, the holders of Common Shares entitled to exercise more than 50% of the voting rights in an election of trustees can elect 100% of the trustees to be elected if they choose to do so. In such event, the holders of the remaining Common Shares voting for the election of trustees will not be able to elect any persons to our Board of Trustees. The Company’s quorum requirements for the election of trustees and for other general matters submitted to a vote of shareholders, is 33% unless otherwise specified by statute or in our governing documents. Our trustees are elected to serve for one-year terms and are re-elected annually at the annual shareholders’ meeting.

Dividend Rights

Holders of Common Shares are entitled to such dividends as our Board of Trustees may declare out of funds legally available therefore. Debt agreements or preferred stock agreements that we enter into may contain restrictions on certain payments by us, including dividends.

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Liquidation Rights and Other Preferences

Subject to the prior rights of creditors and any preferred stock outstanding, the holders of the Common Shares are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets. There are no preemptive or conversion rights or redemption or sinking fund provisions in respect of the Common Shares.

Maryland Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our Declaration of Trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Listing

The Common Shares are listed on the NYSE American under the ticker “PW.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Common Shares is Broadridge Corporate Issuer Solutions, Inc.

Certain Restrictions on Size of Holdings and Transferability

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code , among other purposes, our Declaration of Trust provides that no person or entity may own, directly or indirectly, more than 9.9% in economic value of the aggregate of the outstanding Common Shares of Power REIT. However, our Charter authorizes our Board of Trustees to exempt from time to time the ownership limits applicable to certain named individuals or entities. This provision or other provisions in our Declaration of Trust or By-laws, or provisions that we may adopt in the future, may limit the ability of our shareholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. On April 28, 2014, our Board of Trustees granted an exemption to Hudson Bay Partners, LP, on behalf of itself, and its affiliates, including David H. Lesser from the 9.9% ownership limit.

Our Charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code at any time during the taxable year, (2) transferring shares of our capital stock if such transfer would result in our stock being beneficially or constructively owned by fewer than 100 persons and (3) beneficially or constructively owning shares of our capital stock if such ownership would cause us otherwise to fail to qualify as a REIT.

Preferred Stock

General

Our Board of Trustees has the power under our Charter to classify and reclassify any unissued Common Shares into one or more classes or series of preferred stock, set the terms of each such class or series and authorize us to issue the newly classified or reclassified shares. Each such class or series of preferred stock will have such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by the Board of Trustees.

The Board of Trustees has reclassified and designated 175,000 shares of our Common Shares of beneficial interest as Series A Preferred Stock, and the current authorized capital stock of the Company consists of 100,000,000 shares, classified as 99,825,000 Common Shares and 175,000 shares of Series A Preferred Stock.

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Additional shares of preferred stock may be issued in one or more series from time to time by our Board of Trustees, and the Board of Trustees is expressly authorized to fix the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of each series. Subject to the determination of our Board of Trustees, any shares of preferred stock that may be issued in the future would generally have preferences over our Common Shares with respect to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of Power REIT.

Preferred stock may be issued independently or together with any other securities and may be attached to or separate from the securities. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Charter and bylaws setting forth the terms of a class or series of preferred stock. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of Common Shares. Although our Board of Trustees does not have this intention at the present time, it or a duly authorized committee could establish another class or series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the Common Shares or otherwise be in the best interest of the holders thereof.

Below is a description of our Series A Preferred Stock:

Series A Preferred Stock

Ranking

The Series A Preferred Stock, as to dividend rights and rights upon our liquidation, dissolution or winding-up, ranks:

●	senior to our Common Shares and to all other equity securities ranking junior to the Series A Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up;

●	equal to any class or series of equity securities ranking equal to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

●	junior to any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

The term “equity securities” does not include convertible debt securities, which would rank senior to the Series A Preferred Stock prior to conversion (and whose ranking after conversion would depend on the specific terms of the post-conversion securities). In addition, the Series A Preferred Stock ranks junior to all our current and future indebtedness and the indebtedness of our subsidiaries.

Dividends

Holders of outstanding shares of the Series A Preferred Stock are entitled to receive, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.9375 per share each year, which is equivalent to the rate of 7.75% of the $25.00 liquidation preference per share of Series A Preferred Stock per annum.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of payment, before any distribution or payment may be made to holders of Common Shares or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series A Preferred Stock. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of stock ranking, as to liquidation rights, equal to the Series A Preferred Stock, then the holders of the Series A Preferred Stock and the shares of each such other class or series of stock ranking, as to liquidation rights, equal to the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

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Our consolidation or merger with or into any other person or entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up.

Optional Redemption

Notwithstanding any other provision relating to redemption or repurchase of the Series A Preferred Stock, we may currently redeem any or all of the Series A Preferred Stock at any time, at a redemption price of $25.00 per share plus all dividends accrued and unpaid (whether or not declared), if our board of trustees determines that such redemption is necessary to preserve our status as a REIT for federal income tax purposes.

If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares to be redeemed will be determined pro rata, by lot or in such other equitable manner as prescribed by our Board of Trustees that will not result in a violation of the ownership limits and restrictions on transfer of our stock contained in our Charter.

Notwithstanding the foregoing, unless full cumulative dividends on all outstanding Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the cash payment of the dividends has been set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

Special Optional Redemption

During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE MKT, the NYSE, NASDAQ or an exchange or quotation system that is a successor to the NYSE MKT, the NYSE or NASDAQ and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series A Preferred Stock is outstanding (such combination of circumstances a “Delisting Event”), we will have the option to redeem the outstanding Series A Preferred Stock, in whole and not in part, within 90 days after any such Delisting Event, for a redemption price of $25.00 per share plus all dividends accrued and unpaid (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price), upon the giving of notice, as provided below.

In addition, upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole and not in part, and within 120 days after any such Change of Control occurred, by paying $25.00 per share plus all dividends accrued and unpaid (whether or not declared) on the Series A Preferred Stock to, but not including, the date of redemption (unless the redemption date is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price). If, prior to the Delisting Event Conversion Date or Change of Control Conversion Date (each as defined below), as applicable, we provide notice of redemption with respect to the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), Series A Preferred Stockholders will not have the conversion right described below under “—Conversion Rights.”

Notwithstanding the foregoing, we shall not have the right to redeem the Series A Preferred Stock (x) upon any Delisting Event occurring in connection with a transaction set forth in the first bullet point of the definition of Change of Control unless such Delisting Event also constitutes a Change of Control or (y) with respect to any Delisting Event or Change of Control occurring in connection with a transaction (an “Affiliate Transaction”) with, or by, any person who prior to such transaction is an affiliate of the Company.

If (i) we have given a notice of redemption, (ii) we have set aside sufficient funds for the redemption of the shares of Series A Preferred Stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all applicable accrued and unpaid dividends, then from and after the redemption date, those shares of Series A Preferred Stock will no longer be outstanding, no further dividends will accrue on them and all other rights of the holders of those shares of Series A Preferred Stock will terminate, except the right to receive the redemption price, without interest.

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A “Change of Control” occurs when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of our stock entitled to vote generally in the election of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

●	following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE MKT, the NYSE, NASDAQ or an exchange or quotation system that is a successor to the NYSE MKT, the NYSE or NASDAQ.

Redemption at Option of Holder upon a Change of Control/Delisting Event

Upon the occurrence of a Change of Control during a continuing Delisting Event at any time the Series A Preferred Stock is outstanding, then each holder of shares of Series A Preferred Stock shall have the right, at such holder’s option, to require us to redeem for cash any or all of such holder’s shares of Series A Preferred Stock, on a date specified by us that can be no earlier than 30 days and no later than 60 days following the date of delivery (the “Change of Control/Delisting Redemption Date”) of the Change of Control/Delisting Company Notice, at a redemption price equal to 100% of the liquidation preference of $25.00 per share plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/Delisting Redemption Date; provided, a holder shall not have any right of redemption with respect to any shares of Series A Preferred Stock being called for redemption pursuant to our optional redemption as described above under “Description of Capital Stock-Preferred Stock-Series A Preferred Stock-Optional Redemption,” or our special optional redemption as described above under “Description of Capital Stock-Preferred Stock-Series A Preferred Stock-Special Optional Redemption to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the Change of Control/Delisting Company Notice.

Conversion Rights

Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of Series A Preferred Stock will have the right, unless prior to the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, we provide notice of our election to redeem such shares of Series A Preferred Stock as described under “— Optional Redemption” or “—Special Optional Redemption,” to convert all or part of the shares of Series A Preferred Stock held by such holder (the “Delisting Event Conversion Right” or “Change of Control Conversion Right”, as applicable) on the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, into a number of shares of Common Shares per share of Series A Preferred Stock (the “Common Share Conversion Consideration”) equal to the lesser of:

●	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable (unless the Delisting Event Conversion Date or Change of Control Conversion Date, as applicable, is after a record date for a Series A Preferred Stock declared dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend to be paid on such dividend payment date will be included in this sum), by (ii) the Common Share Price, as defined below (such quotient, the “Conversion Rate”); and

●	5, which we refer to as the “Share Cap.”

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The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Shares dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to shares of our Common Shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our Common Shares that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our Common Shares outstanding immediately prior to such Share Split.

In the case of a Delisting Event or Change of Control pursuant to, or in connection with, which shares of our Common Shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of our Common Shares equal to the Common Shares Conversion Consideration immediately prior to the effective time of the Delisting Event or Change of Control (the “Alternative Conversion Consideration”; and the Common Shares Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Delisting Event or Change of Control, is referred to as the “Conversion Consideration”).

Voting Rights

Except as described below, holders of Series A Preferred Stock have no voting rights. On any matter in which the Series A Preferred Stock may vote (as expressly provided in our Charter), each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote.

If dividends on the Series A Preferred Stock are not paid, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series A Preferred Stock (voting separately as a class with any other series of preferred stock ranking equal to the Series A Preferred Stock as to dividends and upon liquidation and upon which like voting rights have been conferred and are exercisable, which we refer to as “voting preferred stock”) will be entitled to vote, at any special meeting called by our secretary at the request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and any such series of voting preferred stock (unless such request is received fewer than 90 days before our next annual meeting of shareholders at which such vote shall occur) and at each annual meeting of shareholders, for the election of two additional trustees to serve on our Board of Trustees. The right of holders of Series A Preferred Stock to vote in the election of such trustees will terminate when all dividends accumulated on the outstanding shares of Series A Preferred Stock for all past dividend periods shall have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. Unless the number of our trustees has previously been increased pursuant to the terms of any series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such trustees, the number of our trustees will automatically increase by two at such time as holders of Series A Preferred Stock become entitled to vote in the election of two additional trustees. Unless shares of voting preferred stock remain outstanding and entitled to vote in the election of such trustees, the term of office of such trustees will terminate, and the number of our trustees will automatically decrease by two, when all dividends accumulated for past dividend periods on the Series A Preferred Stock have been fully paid or declared and a sum sufficient for the cash payment thereof set aside for payment. If the rights of holders of Series A Preferred Stock to elect the two additional trustees terminate after the record date for the determination of holders of shares of Series A Preferred Stock entitled to vote in any election of such trustees but before the closing of the polls in such election, holders of Series A Preferred Stock outstanding as of such record date will not be entitled to vote in such election of trustees. The right of the holders of Series A Preferred Stock to elect the additional trustees will again vest if and whenever dividends are not paid for six quarterly periods, as described above. In no event will the holders of Series A Preferred Stock be entitled to nominate or elect an individual as a trustee, and no individual shall be qualified to be so nominated for election or to so serve as a trustee, if the individual’s service as a trustee would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed. In class votes with shares of other series of voting preferred stock, shares of different classes or series shall vote in proportion to the liquidation preference of the shares. shareholders Any trustee elected by the holders of Series A Preferred Stock and any series of voting preferred stock may be removed only by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and all series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class in the election of such trustees. At any time that the holders of Series A Preferred Stock are entitled to vote in the election of the two additional trustees, holders of Series A Preferred Stock will be entitled to vote in the election of a successor to fill any vacancy on our Board of Trustees that results from the removal of such a trustee.

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At any time that holders of Series A Preferred Stock have the right to elect two additional trustees as described above but such trustees have not been elected, our secretary must call a special meeting for the purpose of electing the additional trustees upon the written request of the holders of record of 10% of the outstanding shares of Series A Preferred Stock and all series of voting preferred stock with which the holders of Series A Preferred Stock are entitled to vote together as a single class with respect to the election of such trustees, unless such a request is received less than 90 days before the date fixed for the next annual meeting of our shareholders, in which case, the additional trustees may be elected at such annual meeting.

Any amendment, alteration, repeal or other change to any provision of our Charter, including the supplementary articles setting forth the terms of the Series A Preferred Stock (whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise) that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock must be approved by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of Series A Preferred Stock and any other series of voting preferred stock entitled to vote together with the holders of Series A Preferred Stock on the matter, voting together as a single class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or other distributions, whether upon liquidation, dissolution or otherwise, that is senior to the Series A Preferred Stock (or any equity securities convertible or exchangeable into any such shares) requires approval by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of Series A Preferred Stock and any other series of voting preferred stock entitled to vote together with the holders of Series A Preferred Stock on the matter, voting together as a single class.

The following actions will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock:

●	any increase or decrease in the number of authorized shares of Common Shares or preferred stock of any series or the classification or reclassification of any unissued shares, or the creation or issuance of equity securities, of any class or series ranking, as to dividends or liquidation preference, equal to, or junior to, the Series A Preferred Stock; or

●	any amendment, alteration or repeal or other change to any provision of our Charter, including the supplementary articles setting forth the terms of the Series A Preferred Stock, as a result of a merger, consolidation, transfer or conveyance of all or substantially all of our assets or other business combination, if the Series A Preferred Stock (or stock into which the Series A Preferred Stock has been converted in any successor person or entity to us) remain outstanding with the terms thereof unchanged in all material respects or are exchanged for stock of the successor person or entity with substantially identical rights, taking into account that, upon the occurrence of an event described in this bullet point, we may not be the surviving entity. Furthermore, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the last date prior to the first public announcement of an event described in this bullet point or the $25.00 liquidation preference per share of Series A Preferred Stock plus accrued and unpaid dividends (whether or not declared) to, but not including, the date of such event, pursuant to the occurrence of any of the events described in this bullet point (other than an Affiliate Transaction), then such holders will not have any voting rights with respect to the events described in this bullet point.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

No Maturity, No Sinking Fund

The Series A Preferred Stock has no stated maturity date and will not be subject to any sinking fund.

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Ownership Limits and Restrictions on Transfer

In order to allow us to maintain our qualification as a REIT for federal income tax purposes, ownership and transfer by any person of our outstanding equity securities is restricted in our Charter. To qualify as a REIT under the Code, we must satisfy a number of statutory requirements, including a requirement that no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Under our Charter, the trustees may redeem shares or restrict transfers of shares when the trustees, in good faith, believe that such redemption or restriction is necessary to prevent disqualification of REIT status. Additionally, our Charter prohibits any transfer of shares of our stock or any other change in our capital structure that would result in:

●	any person directly or indirectly acquiring beneficial or constructive ownership of more than 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our stock;

●	outstanding shares of our stock being beneficially owned by fewer than 100 persons;

●	us being “closely held” within the meaning of Section 856 of the Code; or

●	us otherwise failing to qualify as a REIT under the Code.

Our Charter requires that any person who acquires or attempts to acquire shares of our stock, in violation of these restrictions, which we refer to as the ownership limits, give at least 15 days’ prior written notice to us. If any person attempts to affect a transfer of shares of our stock, or attempts to cause any other event to occur that would result in a violation of the ownership limits, then:

●	(i) that number of shares the beneficial ownership or constructive ownership of which otherwise would cause such person to violate the ownership limits shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in our Charter, effective as of the close of business on the business day prior to the date of such transfer, and such person shall acquire no rights in such shares; or (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of the ownership limits, then the transfer of that number of shares that otherwise would cause a violation of the ownership limits shall be void ab initio, and the intended transferee shall acquire no rights in such shares.

●	our board of trustees may take any action it deems advisable to refuse to give effect to, or to prevent, any such attempted transfer or other event, including, without limitation, causing us to redeem the shares, refusing to give effect to such transfer on our books or instituting proceedings to enjoin such transfer or other event; provided however, than any transfer or attempted transfer in violation of the ownership limits shall automatically result in the transfer to the Charitable Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of trustees or a committee thereof.

Shares held by the Charitable Trustee shall be issued and outstanding shares of ours. The violating transferee shall have no rights in the shares held by the Charitable Trustee. The violating transferee shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The violating transferee shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.

Every holder of more than 2% of the number or value of outstanding shares of our Series A Preferred Stock must give written notice to us stating the name and address of such owner, the number of shares of stock beneficially or constructively owned and a description of the manner in which the shares are owned. Our board of trustees may, in its sole and absolute discretion, exempt certain persons from the ownership limitations contained in our Charter if ownership of shares of capital stock by such persons would not disqualify us as a REIT under the Code.

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Further Issuances

We may create and issue additional shares of Series A Preferred Stock ranking equally with the Series A Preferred Stock, so that such additional shares of Series A Preferred Stock will form a single series with the Series A Preferred Stock offered and will have the same terms.

Conversion

The Series A Preferred Stock will not be convertible into or exchangeable for any other property or securities, except as provided under “—Conversion Rights.”

Preemptive Rights

No holders of Series A Preferred Stock shall, as a result of his, her or its status as such holder, have any preemptive rights to purchase or subscribe for our Common Shares or any of our other securities.

Book-Entry Form

The Series A Preferred Stock were issued and maintained in book-entry form registered in the name of the nominee of DTC. Shares of Series A Preferred Stock are eligible for the Direct Registration System service offered by the DTC and may be represented in the form of uncertificated or certificated shares, provided, however, that any holder of certificated shares of Series A Preferred Stock and, upon request, every holder of uncertificated shares of Series A Preferred Stock is entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Company in accordance with the articles supplementary relating to the Series A Preferred Stock.

Listing

The Series A Preferred Stock issue listed on the NYSE American under the ticker “PW.A.”

Registrar, Transfer Agent and Disbursing Agent

The registrar, transfer agent and disbursing agent for dividends and other distributions in respect of our Series A Preferred Stock is Broadridge Corporate Issuer Solutions, Inc.

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